Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	(401) 457-9403	(212) 521-4802

LIN TV REPORTS FIRST-QUARTER 2005 RESULTS

PROVIDENCE, RHODE ISLAND, April 28, 2005 – LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the first quarter ended March 31, 2005.

Net revenues for the first quarter of 2005 decreased 1.8% to $78.4 million compared to net revenues of $79.8 million in the first quarter of 2004. Direct operating and selling, general and administrative expenses, which exclude depreciation, were $50.8 million, compared to $47.1 million in the first quarter of 2004. Amortization of program rights increased to $5.9 million in the first quarter of 2005 from $5.7 million in the first quarter of 2004, and depreciation and amortization increased to $8.0 million from $7.8 million. Corporate overhead increased to $5.3 million from $4.1 million in the comparable 2004 period. Operating income for the first quarter of 2005 was $8.5 million compared to $15.1 million for the first quarter of 2004.

The Company’s net loss for the first quarter of 2005 was $10.3 million, or $0.20 per share, compared to net income of $1.4 million, or $0.03 per share, during the first quarter of 2004. The net loss for first quarter of 2005 includes a $12.3 million loss on extinguishment of debt.

Net income for the first quarter of 2004 reflected a $3.3 million gain resulting from the cumulative effect of a change in accounting principle related to the consolidation of Banks Broadcasting, Inc. on March 31, 2004 following the adoption of FIN 46®.

Capital expenditures were $1.5 million during the first quarter of 2005 compared to $1.7 million in the first quarter of 2004. The Company received $3.1 million in cash distributions from equity investments in the first quarter of 2005 compared to $1.6 million in the first quarter of 2004.

CEO Comment

Gary Chapman, LIN TV’s Chairman, President and Chief Executive Officer, said, “Although our first quarter revenues came in at the low end of our guidance, we remain optimistic about the remainder of the year. We are encouraged that our Spanish language initiatives, new business direct and internet sales are off to a terrific start and we seek to continue to grow these businesses throughout the year. In addition, now that we have closed on the purchase of WNDY and WWHO in Indianapolis, IN and Columbus, OH, we will have the benefit of these growth assets going forward.”

Balance Sheet

Total debt outstanding on March 31, 2005 was $706.8 million and cash and cash equivalent balances were $3.2 million. The Company’s net consolidated leverage as defined in its credit facility was approximately 4.9x as of March 31, 2005.

Guidance

Based on current pacings, LIN TV believes that second quarter revenue will increase in the low single digits compared to net revenue of $96.3 million for the second quarter of 2004. Excluding the newly acquired stations, WNDY and WWHO, the Company expects same station revenue to be down in the low single digits from the second quarter of the prior year. Except for the addition of the newly acquired stations WNDY and WWHO, expense guidance for the year ending December 31, 2005 remains unchanged, and is as follows:

*	Direct operating and SG&A expenses	Approximately $214 – $217 million
	Program amortization	Approximately $28 – $30 million
	Cash payments for programming	Approximately $31 – $33 million
	Depreciation and amortization	Approximately $32 – $34 million
	Cash interest expense	Approximately $35 – $37 million
*	Corporate overhead	Approximately $17 – $19 million
	Capital expenditures	Approximately $22 – $24 million
	Cash taxes	Approximately $9 – $11 million

* Includes approximately $1.0 million and $1.3 million of stock option compensation in direct operating and corporate overhead expenses, respectively, which would result if the Company were to adopt SFAS 123(R) as of July 1, 2005. SFAS 123(R) requires the fair-value-based method of accounting of all share-based compensation effective first quarter of 2006; however, companies can choose to early adopt. LIN TV is currently evaluating when it will implement SFAS 123(R).

About LIN TV

LIN TV Corp. is an owner and operator of 25 television stations in 14 mid-sized markets in the U.S. and Puerto Rico.

LIN TV owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN TV also is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.

Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.

Conference Call

LIN TV will hold a conference call to discuss its first quarter 2005 results TODAY, Thursday, April 28, 2005, at 8:30 am ET. To participate in the call, please call (800) 406-5345 (U.S. callers) or (913) 981-5571 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 4682054. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).

If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today until May 6, 2005 at midnight ET. The replay can be accessed by dialing (888) 203-1112 (U.S. callers) or (719) 457-0820 (international callers), and using passcode 4682054.

Safe Harbor Statement

This press release may include statements that may constitute “forward-looking statements,” including the information under the caption “Guidance” and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

#     #     #

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share information)

	Three Months Ended March 31,
	2005	2004
Net revenues	$78,439	$79,844
Operating costs and expenses:
Direct operating (excluding depreciation of $7.7 million and $7.5 million for the three months ended March 31, 2005 and 2004, respectively	26,011	24,630
Selling, general and administrative	24,762	22,500
Amortization of program rights	5,855	5,724
Corporate	5,255	4,098
Depreciation and amortization of intangible assets	8,039	7,776

Total operating costs	69,922	64,728

Operating income	8,517	15,116

Other (income)
Interest, net	10,910	11,654
Share of income in equity investments	(246)	(167)
Minority interest in loss of Banks Broadcasting Inc.	(212)	—
Loss (gain) on derivative instruments	501	(990)
Loss on extinguishment of debt	12,309	2,937
Other, net	401	(119)

Total other expense, net	23,663	13,315

(Loss) income from continuing operations before (benefit from) provision for income taxes and cumulative effect of change in accounting principle	(15,146)	1,801
(Benefit from) provision for income taxes	(4,826)	3,797

Loss from continuing operations before cumulative effect of change in accounting principle	(10,320)	(1,996)

Discontinued operations:
Income from discontinued operations, net of tax provision of $206	—	(69)

Cumulative effect of change in accounting principle, net of tax effect of $0	—	(3,290)

Net (loss) income	$(10,320)	$1,363

Basic (loss) income per common share:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.20)	$(0.04)
Income from discontinued operations, net of tax	—	—
Cumulative effect of change in accounting principle, net of tax	—	0.07
Net (loss) income	(0.20)	0.03

Weighted — average number of common shares outstanding used in calculating basic (loss) income per common share	50,512	50,194

Diluted (loss) income per common share:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.20)	$(0.04)
Income from discontinued operations, net of tax	—	—
Cumulative effect of change in accounting principle, net of tax	—	(0.06)
Net (loss) income	(0.20)	0.03

Weighted — average number of common shares outstanding used in calculating diluted (loss) income per common share	50,512	54,128

Supplemental Financial Data:
Debt outstanding	$706,838	$692,971
Cash and cash equivalents	3,219	12,492
Capital expenditures	1,544	1,740
Program rights payments	6,346	5,925
Distributions from equity investments	3,055	1,630
Cash taxes	256	—
Stock-based compensation	1,117	190
Interest Expense Components:
Senior Credit Facility	$2,007	$1,957
$375,000 and $200,000 as of March 31, 2005 and 2004, respectively, 6 1/5% Senior Subordinated Notes	5,209	3,250
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	781	781
$166,440 and $180,485 as of March 31, 2005 and 2004, respectively, 8% Senior Notes	1,356	3,719
Interest income, net	(212)	(85)

Interest expense before amortization of discount and	9,141	9,622
deferred financing fees Amortization of discount and deferred financing fees	1,769	2,032

Total interest expense, net	$10,910	$11,654